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                                                                     EXHIBIT 5.1

                         [LETTERHEAD OF FNB CORPORATION]

                                  June 20, 2003

F.N.B. Corporation
2150 Goodlette Road North
Naples, Florida 34102

Ladies and Gentlemen:

         I have acted as corporate counsel to F.N.B. Corporation, a Florida corporation ("FNB"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance and sale by FNB of up to $350,000,000 aggregate principal amount of (i) Subordinated Term Notes Series 2003 due 3, 6, 9, 12, 15, 18, 21, 24, 27, 30, 36, 48, 60, 84 and 120 Months (in the aggregate, the "Term Notes"), (ii) Subordinated Daily Notes (the "Daily Notes") and (iii) Subordinated Special Daily Notes Series 2003 (the "Special Daily Notes") (the Term Notes, the Daily Notes and the Special Daily Notes are collectively referred to herein as the "Securities") to be issued under an Indenture, dated as of May 15, 1992, between the Company and J.P. Morgan Trust Company, National Association, successor to Northern Central Bank, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture between FNB and the Trustee dated as of January 1, 1994 (collectively, the "Indenture").

         In connection with the foregoing, I have examined:

         (a)      The Registration Statement and the exhibits thereto;

         (b) The Company's Articles of Incorporation, as amended, and Bylaws, as amended;

         (c)      The Indenture;

         (d) The form of Officers' Certificates of the Company setting forth the terms of the Term Notes, the Daily Notes and the Special Daily Notes; and

         (e) Such other corporate records and documents as I have considered relevant, necessary or appropriate for purposes of this opinion.

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F.N.B. Corporation
June 20, 2003
Page 2

         I have also assumed:

         (i) the due authentication by or on behalf of the Trustee and the due execution and delivery by FNB of the Securities; and

         (ii) the issuance and sale of the Securities under the Indenture as described in the Registration Statement, including receipt by FNB of the full consideration for the Securities set forth therein.

         Based upon such examination and assumptions, I am of the opinion that the Securities will be enforceable obligations of the Company. The foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania, except to the extent the opinion relates to the existence of FNB or FNB's power and authority to issue the Securities, as to which the foregoing opinion is given with respect to the laws of the State of Florida.

         I consent to the use of my name in the Registration Statement under the caption "Legal Matters" in the prospectus which constitutes part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

         This opinion is not to be reproduced, wholly or in part, or filed publicly or used by any person without my prior written consent, nor shall it be used, quoted, circulated or otherwise referred to for any other purpose.

                                                   Sincerely,

                                                   /s/ Charles C. Casalnova

                                                   Charles C. Casalnova
                                                   Corporate Counsel